UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

MEMSIC, Inc.
(Name of Issuer)
Common Stock, par value $0.00001 per share
(Title of Class of Securities)
586264103
(CUSIP Number)
June 23, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	586264103	Page	2	of	16

1	NAMES OF REPORTING PERSONS IDG-Accel China Growth Fund II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		4,146,394

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,146,394

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,146,394

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	17.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	3	of	16

1	NAMES OF REPORTING PERSONS IDG-Accel China Growth Fund II Associates L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		4,146,394[2]

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,146,394[2]

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,146,394

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.4%[3]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
2 The record owner of these shares is IDG-Accel China Growth Fund II L.P. By virtue of being the general partner of IDG-Accel China Growth Fund II L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.
3 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	4	of	16

1	NAMES OF REPORTING PERSONS IDG-Accel China Investors II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		339,108

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		339,108

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	339,108

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.4%[4]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
4 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	5	of	16

1	NAMES OF REPORTING PERSONS IDG-Accel China Growth Fund GP II Associates Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		4,485,502[5]

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,485,502[5]

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,485,502

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.9%[6]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
5 Including 4,146,394 shares of which the record owner is IDG-Accel China Growth Fund II L.P. and 339,108 shares of which the record owner is IDG-Accel China Investors II L.P. By virtue of being the ultimate general partner of both of these record holders, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.
6 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	6	of	16

1	NAMES OF REPORTING PERSONS IDG Technology Venture Investments, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		150,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		150,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	150,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.6%[7]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
7 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	7	of	16

1	NAMES OF REPORTING PERSONS IDG Technology Venture Investments, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		221,393[8]

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		221,393[8]

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

221,393

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9%[9]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
8 Including 71,393 shares of which the Reporting Person is the record owner and 150,000 shares of which the record owner is IDG Technology Venture Investments, LP. By virtue of being the general partner of IDG Technology Venture Investments, LP, the Reporting Person may be deemed to have sole voting and dispositive power with respect to the shares of which the record owner is IDG Technology Venture Investments, LP.
9 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	8	of	16

1	NAMES OF REPORTING PERSONS IDG Technology Venture Investment III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		18,328

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		18,328

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,328

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%[10]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
10 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	9	of	16

1	NAMES OF REPORTING PERSONS IDG Technology Venture Investment III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		18,328[11]

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		18,328[11]

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,328

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%[12]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
11 The record owner of these shares is IDG Technology Venture Investment III, L.P. By virtue of being the general partner of IDG Technology Venture Investment III, L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.
12 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	10	of	16

1	NAMES OF REPORTING PERSONS Patrick J. McGovern

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,725,223[13]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		4,725,223[13]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,725,223

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	19.9%[14]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
13 Including 4,146,394 shares of which the record owner is IDG-Accel China Growth Fund II L.P., 339,108 shares of which the record owner is IDG-Accel China Investors II L.P., 150,000 shares of which the record owner is IDG Technology Venture Investments, LP., 71,393 shares of which the record owner is IDG Technology Venture Investments, LLC, and 18,328 shares of which the record owner is IDG Technology Venture Investment III, L.P. The Reporting Person and Quan Zhou are directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd., which is the ultimate general partner of both IDG-Accel China Growth Fund II L.P. and IDG-Accel China Investors II L.P. The Reporting Person and Quan Zhou are the managing members of IDG Technology Venture Investment III, LLC, which is the general partner of IDG Technology Venture Investment III, L.P. The Reporting Person and Quan Zhou are the managing members of IDG Technology Venture Investments, LLC, which is the general partner of IDG Technology Venture Investments, LP. By virtue of acting together to direct the management and operations of the ultimate general partners of each of the above record owners, the Reporting Person and Quan Zhou may be deemed to have shared voting and dispositive power with respect to these shares.
14 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No.	586264103	Page	11	of	16

1	NAMES OF REPORTING PERSONS Quan Zhou

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,725,223[15]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		4,725,223[15]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,725,223

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	19.9%[16]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
15 Including 4,146,394 shares of which the record owner is IDG-Accel China Growth Fund II L.P., 339,108 shares of which the record owner is IDG-Accel China Investors II L.P., 150,000 shares of which the record owner is IDG Technology Venture Investments, LP., 71,393 shares of which the record owner is IDG Technology Venture Investments, LLC, and 18,328 shares of which the record owner is IDG Technology Venture Investment III, L.P. The Reporting Person and Patrick J. McGovern are directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd., which is the ultimate general partner of both IDG-Accel China Growth Fund II L.P. and IDG-Accel China Investors II L.P. The Reporting Person and Patrick J. McGovern are the managing members of IDG Technology Venture Investment III, LLC, which is the general partner of IDG Technology Venture Investment III, L.P. The Reporting Person and Patrick J .. McGovern are the managing members of IDG Technology Venture Investments, LLC, which is the general partner of IDG Technology Venture Investments, LP. By virtue of acting together to direct the management and operations of the ultimate general partners of each of the above record owners, the Reporting Person and Patrick J. McGovern may be deemed to have shared voting and dispositive power with respect to these shares.
16 Based upon 23,784,613 shares of common stock outstanding as of November 12, 2009, as reported by the Issuer in a Form 10-Q filed on November 13, 2009.

CUSIP No. 586264103	SCHEDULE 13G	Page 12 of 16 Pages
     This Amendment No. 2 to Schedule 13G is filed on behalf of the Reporting Persons pursuant to Rules 13d-2(b) and 13d-2(d) promulgated under the Securities Exchange Act of 1934 with respect to acquisitions of Common Stock of MEMSIC, Inc. (the “Issuer”), and amends Amendment No. 1 to Schedule 13G filed on February 6, 2009. The relevant acquisition of Common Stock of the Issuer triggering the Rule 13d-2(d) filing took place on June 23, 2009. As the Reporting Persons made further acquisitions of Common Stock of the Issuer between June 24, 2009 and December 31, 2009, they are required to amend the previously filed Schedule 13G within 45 days after the end of the calendar year pursuant to Rule 13d-2(b). This Amendment No. 2 includes all acquisitions of Common Stock of the Issuer occurring between June 24, 2009 and December 31, 2009, and thus reflects the Reporting Persons’ ownership of Common Stock of the Issuer as of December 31, 2009.

Item 1(a)	Name of Issuer:

MEMSIC, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

One Tech Drive, Suite 325, Andover, MA 01810

Item 2(a)	Name of Person Filing:

1. IDG-Accel China Growth Fund II L.P.
2. IDG-Accel China Growth Fund II Associates L.P.
3. IDG-Accel China Investors II L.P.
4. IDG-Accel China Growth Fund GP II Associates Ltd.
5. IDG Technology Venture Investments, LP
6. IDG Technology Venture Investments, LLC
7. IDG Technology Venture Investment III, L.P.
8. IDG Technology Venture Investment III, LLC
9. Patrick J. McGovern
10. Quan Zhou

The above persons have agreed to jointly file this statement pursuant to Rule 13d-1(k). A copy of such agreement is attached as an exhibit to this statement.

IDG-Accel China Growth Fund II L.P. is a limited partnership organized under the laws of the Cayman Islands. The general partner of IDG-Accel China Growth Fund II L.P. is IDG-Accel China Growth Fund II Associates L.P., a limited partnership organized under the laws of the Cayman Islands. The general partner of IDG-Accel China Growth Fund II Associates L.P. is IDG-Accel China Growth Fund GP II Associates Ltd., a limited liability company incorporated under laws of the Cayman Islands. IDG-Accel China Investors II L.P. is a limited partnership organized under the laws of the Cayman Islands. The general partner of IDG-Accel China Investors II L.P. is IDG-Accel China Growth Fund GP II Associates Ltd. The directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd. are Patrick J. McGovern and Quan Zhou.

IDG Technology Venture Investments, LP is a Delaware limited partnership the general partner of which is IDG Technology Venture Investments, LLC. IDG Technology Venture Investment III, L.P. is a Delaware limited partnership the general partner of which is IDG Technology Venture Investment III, LLC. Patrick J. McGovern and Quan Zhou are the sole managing members of IDG Technology Venture Investments, LLC and IDG Technology Venture Investment III, LLC.

Item 2(b)	Address of Principal Business Office or, If None, Residence; Citizenship

For all reporting persons:

CUSIP No. 586264103	SCHEDULE 13G	Page 13 of 16 Pages

c/o IDG VC Management Ltd. Unit 1509, The Center 99 Queen’s Road Central, Hong Kong

Item 2(c)	Citizenship

Each of Patrick J. McGovern and Quan Zhou is a citizen of United States of America. Each of IDG-Accel China Growth Fund II L.P., IDG-Accel China Growth Fund II Associates L.P., IDG-Accel China Investors II L.P. and IDG-Accel China Growth Fund GP II Associates Ltd. is organized under the laws of the Cayman Islands. Each of IDG Technology Venture Investments, LP, IDG Technology Venture Investments, LLC, IDG Technology Venture Investment III, L.P. and IDG Technology Venture Investment III, LLC is organized under the laws of Delaware.

Item 2(d)	Title of Class of Securities:

Common stock, par value $0.00001

Item 2(e)	CUSIP Number:

586264103

Item 3.	Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

Not applicable.

Item 4.	Ownership

The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or

CUSIP No. 586264103	SCHEDULE 13G	Page 14 of 16 Pages

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: January 25, 2010

IDG-ACCEL CHINA GROWTH FUND II L.P. By: IDG-Accel China Growth Fund II Associates L.P., its General Partner By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner		IDG TECHNOLOGY VENTURE INVESTMENTS, LLC

By:	/s/ Quan Zhou	By:	/s/ Quan Zhou
	Name: Quan ZHOU		Name: Quan ZHOU
	Title: Authorized Signatory		Title: Authorized Signatory

IDG-ACCEL CHINA GROWTH FUND II ASSOCIATES L.P. By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner		IDG TECHNOLOGY VENTURE INVESTMENT III, L.P. By: IDG Technology Venture Investment III, LLC, Its General Partner

By:	/s/ Quan Zhou	By:	/s/ Quan Zhou
	Name: Quan ZHOU		Name: Quan ZHOU
	Title: Authorized Signatory		Title: Authorized Signatory

IDG-ACCEL CHINA INVESTORS II L.P. By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner		IDG TECHNOLOGY VENTURE INVESTMENT III, LLC

By:	/s/ Quan Zhou	By:	/s/ Quan Zhou
	Name: Quan ZHOU		Name: Quan ZHOU
	Title: Authorized Signatory		Title: Authorized Signatory

IDG-ACCEL CHINA GROWTH FUND GP II ASSOCIATES LTD.		PATRICK J. MCGOVERN

By:	/s/ Quan Zhou	By:	/s/ Patrick J. McGovern
Name: Quan ZHOU
Title: Authorized Signatory

IDG TECHNOLOGY VENTURE INVESTMENTS, LP By: IDG Technology Venture Investments, LLC, its General Partner		QUAN ZHOU

By:	/s/ Quan Zhou	By:	/s/ Quan Zhou
Name: Quan ZHOU
Title: Authorized Signatory

LIST OF EXHIBITS

Exhibit No.	Description
A	Joint Filing Agreement (incorporated by reference to Exhibit A of the initial Schedule 13G filed with the Securities and Exchange Commission on Febrary 2, 2009)